Exhibit 23(a)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated February 18, 2002 (except with respect to the matters discussed in Notes 1, 6, 7 and 20, as to which the date is March 28, 2002) included in this Form 10-K, into Superior TeleCom Inc.’s previously filed Registration Statement File Nos. 333-58138, 333-16705 and 333-85409.

Arthur Andersen LLP

Atlanta, Georgia

March 28, 2002